EMPLOYMENT AGREEMENT
TERRY A. PETERSON
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated as of the 19 day of June, 2008, by and between WSB FINANCIAL GROUP, INC. and WESTSOUND BANK (hereinafter jointly referred to as “Westsound”) and TERRY A. PETERSON (“Executive”) and is effective retroactively to April 15, 2008. Westsound and Executive are sometimes collectively referred to herein as “the Parties.”
RECITALS
     WHEREAS, Executive has been recruited to serve as the new President and Chief Executive Officer of Westsound substantially under the terms of the Term Sheet dated March 2008; and
     WHEREAS, the Parties now wish to enter into a definitive agreement setting forth the terms and conditions of Executive’s employment with Westsound;
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
     1. Term of Employment. Subject to earlier termination of Executive’s employment pursuant to paragraphs 8 and 9, Westsound hereby employs Executive, and Executive hereby accepts such employment, for the period commencing on April 15, 2008 (the “Effective Date”) and ending April 30, 2011 (the “Term of Employment”); provided, however, that the Term of Employment shall be automatically extended for an additional year on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless written notice of non-extension is provided by either party to the other party at least one hundred twenty (120) days prior to the applicable succeeding anniversary date.
     2. Duties. Executive is engaged as President and Chief Executive Officer of Westsound Bank and WSB Financial Group, Inc., and is responsible for the overall operation and conduct of Westsound’s business, in accordance with the laws of the State of Washington and the federal government and pursuant to the general guidelines and directions as established from time to time by the Board of Directors of Westsound (the “Board”). As long as Executive serves as President and CEO of Westsound Bank and WSB Financial Group, Inc., he shall be nominated to serve as a member of the Board of Directors of Westsound Bank and WSB Financial Group, Inc.
     3. Exclusive Services and Best Efforts. Executive shall render services solely on behalf of Westsound, and in no event shall he render services directly to a customer of Westsound for the individual gain of Executive, without Westsound’s prior written consent. Executive shall devote his full time, attention and energies, during regular business hours, to the business of Westsound. Executive further agrees that he shall perform any and all duties to the

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best of his abilities. In addition to any other responsibilities which Westsound may from time to time require him to perform, Executive shall:
          (a) Use his diligent efforts to promote the business and further the goals of Westsound;
          (b) Conduct his business so as to maintain and increase the goodwill and reputation of Westsound and its business;
          (c) Comply with all codes of ethics, personnel and other policies of Westsound, federal, state and local laws and regulations, including but not limited to those related to banking and securities, and the rules of the NASDAQ Stock Market (“NASDAQ”);
          (d) Not render to others, during his employment with Westsound, services of any kind or promote, participate or engage in any other business activity which would interfere with the performance of his duties under this Agreement, including, without limitation, providing consulting services or otherwise engaging in business with any person or entity which directly or indirectly competes with Westsound, unless he first obtains Westsound’s prior written consent to engage in such outside activities.
     Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations and/or charitable organizations (subject to the reasonable approval of the Board), (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs, provided that such activities do not materially interfere with the proper performance of Executive’s duties and responsibilities as an executive officer of Westsound.
     4. Compensation. Westsound shall pay Executive, as compensation for his full-time services during the Term of Employment, the following:
          (a) Base Salary. Executive shall receive a base salary of $300,000 per annum (“Base Salary”), partial years prorated, payable in substantially equal periodic payments, which shall be made no less frequently than monthly during the period of the Executive’s employment hereunder. Executive’s Base Salary shall be reviewed and set annually by the Compensation Committee. Notwithstanding anything to the contrary in this paragraph 4(a), Executive’s Base Salary shall be at least $300,000 per annum during the term of this Agreement.
          (b) Bonus; Incentives. Executive shall receive an annual discretionary bonus or cash incentives based on an incentive pay plan established from time to time by the Compensation Committee with the approval of the Board of Directors (“Bonus”). In determining the amount of the Bonus, if any, the Compensation Committee shall consider earnings, asset quality, factors affecting shareholder value and such other factors as the Compensation Committee shall deem appropriate. Any discretionary bonus shall be paid not later than 2 1/2 months after the year in which the Executive obtains a legally binding right to the bonus. If the

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discretionary bonus cannot be paid by that date, then it shall be paid on the next following April 15, or such other date during the year as permitted under Section 409A.
          (c) Benefit Plans. During the Term of Employment, Executive shall be entitled to participate in any and all employee benefit plans, including, but not be limited to the Westsound Bank 401(k) Plan, the WSB Financial Group, Inc. 1999 Stock Option Plan, and employee welfare and health benefit plans which may be established by Westsound from time to time for the benefit of all executives of Westsound. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.
          (d) Vacations; Leave. The Executive shall be entitled to (i) an annual paid vacation of not less than four (4) weeks (20 business days) per year and otherwise in accordance with the policies established by the Board for executive officers, and (ii) voluntary leaves of absences, with or without pay, from time to time at such times and upon such conditions as the Board may determine.
     5. Business Expenses. Westsound will pay or reimburse Executive for reasonable and necessary business expenses incurred by Executive, which are directly related to the performance of his duties of employment, including travel, professional memberships and professional development, subject to documentation by Executive and approval of the Chairman of the Audit Committee. Westsound will pay Executive’s dues to such clubs as the Board deems appropriate and beneficial to Westsound.
     6. Automobile. Executive shall provide his own automobile, and Westsound shall provide him an automobile allowance of $600 per month for use of such automobile incident to his duties as President and Chief Executive Officer of Westsound. The automobile allowance may be increased from time to time as deemed appropriate by the Board.
     7. Working Facilities. Executive shall be furnished with such working facilities as are reasonably required by Executive to perform his duties as President and Chief Executive Officer of Westsound, which working facilities shall include, but not be limited to, an office and secretarial and staff support.
     8. Separation From Service. Notwithstanding paragraph 1, this Agreement may be terminated by Westsound upon written notice to Executive, and by Executive upon ninety (90) days written notice to Westsound. If Executive resigns from Westsound, he will receive only his compensation, benefits earned and expenses reimbursable through the date this Agreement is terminated. If Executive’s employment is terminated by Westsound, he shall receive the compensation provided hereafter.
          (a) Termination Without Cause. If Executive is involuntarily separated from service by Westsound, except for cause as provided in paragraph 8(b), subject to paragraphs 24 and 25, Executive shall receive as a severance benefit a severance payment equal to six (6) months’ W-2 income before salary deferrals and excluding gains, if any, from exercise of stock

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options, which amount shall be increased by one (1) month’s W-2 income for each month of employment after six (6) months up to a maximum of twelve (12) months. Such payment shall be subject to applicable payroll withholding, and payable in a lump sum immediately following termination, provided the timing of any such payment shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
          (b) Termination for Cause. The compensation payable upon separation from service, as provided in paragraph 8(a), shall not be payable in the event that the Executive is involuntarily separated from service for cause. Involuntary separation from service shall be determined to be for cause only in the event: (i) Executive is convicted of a felony or crime involving moral turpitude, or charged with a felony or crime involving moral turpitude if the Board, in its sole discretion, determines that the adverse publicity/notoriety stemming from such charge will make it difficult for Executive to perform his duties and/or Westsound to carry on its normal business activities; (ii) Executive fails or refuses, after written request, to comply with any material policies adopted by the Board; (iii) Executive is terminated for fraud, embezzlement, or willful misconduct (including, but not limited to, violation of Westsound’s anti-discrimination and harassment policies); or (iv) Executive is removed from office by the Board in order to comply with a requirement, request or recommendation from the Supervisor of Banking for the State of Washington or the Federal Deposit Insurance Corporation (“FDIC”).
          (c) Death or Disability. This Agreement will terminate immediately upon Executive’s death. If Executive is unable to perform his duties and obligations under this Agreement as a result of a Disability and cannot continue to perform his duties with reasonable accommodation, the Board may terminate this Agreement. If termination occurs due to Executive’s death, his estate will be entitled to receive the compensation, benefits earned, and expenses reimbursable through the date this Agreement is terminated. If termination occurs due to Executive’s Disability, he shall continue to receive his Base Salary until payments under Westsound’s long-term disability insurance plan commence, or in the event Westsound has no long-term disability insurance plan on the date of disability, Executive’s Base Salary shall continue for a period of six (6) months.
     9. Change of Control. Notwithstanding paragraph 1, if after a Change of Control, (i) Executive is involuntarily separated from service, except for cause pursuant to paragraph 8(b), or (ii) Executive voluntarily separates from service for Good Reason within twelve (12) months after such Change of Control, subject to paragraphs 24 and 25, Executive shall receive an amount equal to two (2) times his Base Salary plus Bonus before salary deferrals over the twelve (12) month period prior to the Change of Control, reduced by any amount received under paragraph 8(a), payable in a lump sum within 30 days of the Executive’s separation from service, subject to applicable payroll withholding; provided, however, that if Executive is a Specified Employee as of the date Executive’s employment terminated, then any amounts that are not considered separation pay under Code Section 409A will be paid to Executive not sooner than the first day of the seventh calendar month following the termination of Executive’s employment and not later than the 30th day of such calendar month. No payment shall be made under this Section 9 of amounts that would be considered deferred compensation under Code Section 409A unless the Executive’s separation from service qualifies as such under Code Section 409A and

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the regulations thereunder, taking into account all rules and presumptions provided for thereunder.
     10. Certain Definitions.
          “Change of Control” shall mean (i) a change in the ownership of Westsound; (ii) a change in the effective control of Westsound; or (iii) a change in ownership of a substantial portion of the assets of Westsound, within the meaning of the regulations promulgated by the Internal Revenue Service under section 409A of the Code.
          “Disability” shall mean (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable, physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Westsound. Further, Executive will be deemed disabled if determined to be totally disabled by the U.S. Social Security Administration or in accordance with a disability insurance plan if the definition of disability applied under such disability insurance plan complies with the requirements of the foregoing clause (i) or clause (ii).
          “Good Reason” means the occurrence of one or more of the following conditions arising without the consent of Executive:
(i)	A material diminution in his Base Salary.

(ii)	A material diminution in his authority, duties, or responsibilities, including, but not limited to the failure of the Boards of Directors of WSB Financial Group, Inc. or Westsound Bank not to elect him President and Chief Executive Officer.

(iii)	A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the board of directors of Westsound.

(iv)	A material diminution in the budget over which Executive retains authority.

(v)	A material change in the geographic location at which Executive must perform the services.

(vi)	Any other action or inaction that constitutes a material breach by Westsound of this Agreement.

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     Notwithstanding the foregoing, Executive shall be required to provide notice to Westsound of the existence of any of the foregoing conditions within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which Westsound shall have a period of thirty (30) days during which it may remedy the condition and not be required to pay the amount.
          “Specified Employee” means an individual who, during the 12-month period ending on the December 31 next preceding his separation from service, was a “key employee”, as such term is defined in Section 416(i) of the Internal Revenue Code without regard to section 416(i)(5) of the Internal Revenue Code, of Westsound, provided that stock of Westsound is publicly traded on an established securities market or otherwise.
     11. Stock Purchase Right; Option Grant. Subject to compliance with the rules of NASDAQ and the SEC, for a period of one (1) year after the date of this Agreement WSB Financial Group, Inc. agrees to sell to Executive up to $1,000,000 of the WSB Financial Group, Inc.’s $1.00 par value common stock at the closing market price as of the date of purchase. WSB Financial Group, Inc. will also grant Executive an option to purchase 100,000 shares of WSB Financial Group, Inc.’s common stock, exercisable at the closing market price on the date of grant, vesting in 20% annual installments over a period of five years in accordance with the terms and conditions of WSB Financial Group, Inc.’s 1999 Incentive Stock Option Plan and his stock option agreement.
     12. Federal Regulatory Provisions.
          (a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of Westsound Bank’s affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)) Westsound Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Westsound Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
          (b) If Executive is removed and/or permanently prohibited from participating in the conduct of Westsound Bank’s affairs by an order issued under section 8 (e)(4) or (g)(1) of the U.S.C. 1818 (e)(4) or (g)(1)), all obligations of Westsound Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Parties shall not be affected.
          (c) If Westsound Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (c) shall not affect any vested rights of the Parties.

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          (d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary to the continued operation of Westsound Bank:
          (i) By the Director of the Federal Deposit Insurance Corporation (“Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Westsound under the authority contained in 13(c) of the Federal Deposit Insurance Act; or
          (ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of Westsound or when Westsound is determined by the Director to be in an unsafe or unsound condition.
     13. Confidentiality. Executive acknowledges that he will have access to certain proprietary and confidential information of Westsound and its clients. Executive will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential information concerning Westsound or its business operations or customers, unless; (i) Westsound consents to the use or disclosure of said confidential information, (ii) the use or disclosure is consistent with Executive’s duties under this Agreement, (iii) disclosure is required by law or court order, or (iv) such information is, or comes within, the public domain without the fault of Executive.
     14. Competition Restriction. During the Term of Employment and for the period for which Executive receives compensation under paragraph 8(a), and for twenty-four (24) months after termination of his employment, if Executive receives compensation under paragraph 9, he shall not become or serve as an officer, director, founder or employee of any financial institution in Kitsap, Jefferson, or Clallam Counties, unless Executive has first obtained the Board’s written consent. In the event Executive breaches this condition, which breach is not corrected within fifteen (15) days of notice to Executive of such breach, Executive shall forfeit all right to receive all benefits or other payments remaining unpaid on the date of any such breach, and shall refund any payments received pursuant to paragraph 8(a) or 9 hereof, and all unexercised stock options which will be forfeited.
     15. No Solicitation. During the Term of Employment and for the period for which Executive receives compensation under paragraph 8(a), and for twenty-four (24) months after termination of Executive’s employment, if Executive receives compensation under paragraph 9, Executive will not, directly or indirectly, solicit or attempt to solicit; (i) any employees of Westsound to leave their employment, or (ii) any customers of Westsound to remove their business from Westsound to participate in any manner in a competing business (“Competing Business”). “Competing Business” means any financial institution or trust company that competes with or will compete with Westsound in Kitsap, Jefferson, or Clallam Counties, or any start-up or other financial institution or trust company in Kitsap, Jefferson, or Clallam Counties.
     16. Return of Bank Property. If and when Executive ceases, for any reason, to be employed by Westsound, Executive must return to Westsound all keys, pass cards, identification

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cards and any other property of Westsound. At the same time, Executive also must return to Westsound all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Westsound. The obligations in this paragraph include the return of documents and other materials which may be in Executive’s desk at work, in Executive’s car or place of residence, or in any other location under Executive’s control.
     17. Enforcement of Confidentiality and Non-Competition Covenants. Westsound and Executive stipulate that, in light of all of the facts and circumstances of the relationship between them, the covenants referred to in paragraphs 13, 14, 15, and 16 above, including, without limitation, their scope, duration and geographic extent, are fair and reasonably necessary for the protection of Westsound’s confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and Westsound request the court to reform these provisions to restrict Executive’s use of confidential information and Executive’s ability to compete with Westsound, to the maximum extent, in time, scope of activities, and geography, as the court finds enforceable.
     Executive acknowledges that Westsound will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions in paragraphs 13, 14, 15, and 16 above or threatens or attempts to do so. For this reason, under these circumstances, Westsound, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent injunctions in order to prevent or restrain the breach, and Westsound will not be required to post a bond as a condition for the granting of this relief.
     18. Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in paragraphs 13, 14, 15, and 16 above and that Westsound is entitled to require him to comply with these paragraphs. These paragraphs will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, he has the experience and capabilities sufficient to enable him to obtain employment in areas which do not violate this Agreement and that Westsound’s enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.
     19. No Employee Contract Rights. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of the Board to remove Executive as President or Chief Executive Officer of Westsound, with or without cause.
     20. Regulatory Agencies. The Parties fully acknowledge and recognize that Westsound and Executive (insofar as he conducts Westsound’s business) are regulated and governed by the Division of Banks for the State of Washington and the FDIC. In the event the Division of Banks, the FDIC or any other governmental agency with authority to regulate Westsound objects to, and requires modification of, any of the terms of this Agreement, the Parties agree that they shall abide by and modify the terms of this Agreement to comply with any and all requirements of that governmental agency.

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     21. Dispute Resolution. The Parties agree to attempt to resolve all disputes arising out of this Agreement by mediation. Any party desiring mediation may begin the process by giving the other party a written request to mediate, describing the issues involved and inviting the other party to join with the calling party to name a mutually agreeable mediator and a timeframe for the mediation meeting. The Parties and mediator may adopt any procedural format that seems appropriate for the particular dispute. The contents of all discussions during the mediation shall be confidential and non-discoverable in subsequent arbitration or litigation, if any. If the Parties can, through the mediation process, resolve the dispute(s), the agreement reached by the Parties shall be reduced to writing, signed by the Parties, and the dispute shall be at an end.
     If the result of the mediation is a recognition that the dispute cannot be successfully mediated, or if either party believes mediation would be unproductive, then either party may seek to resolve the dispute in accordance with the procedures established by Judicial Arbitration and Mediation Services, Inc.
     The award rendered by the arbitrator (whether through Judicial Arbitration and Mediation Services, Inc. or otherwise) shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
     The arbitrator shall allocate the costs charged by Judicial Arbitration and Mediation Services, Inc., or other arbitrator as the case may be. It is agreed that the arbitrator shall award to the prevailing or substantially prevailing party all fees incurred by such party with regard to such arbitration, including reasonable legal and accounting fees. If the arbitrator determines that there is no prevailing or substantially prevailing party, the legal and accounting fees shall be borne by Westsound.
     22. Governing Law. All proceedings will be held at a place designated by the arbitrator in Kitsap County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.
     23. Exception to Arbitration. Notwithstanding the above, if Executive violates paragraphs 13, 14, 15, and 16 above, Westsound will have the right to initiate the court proceedings described in paragraph 17 above, in lieu of an arbitration proceeding. Westsound may initiate these proceedings wherever appropriate within Washington state, but Executive will consent to venue and jurisdiction in Kitsap County, Washington.
     24. Section 280G of the Code. If any severance benefit paid to Executive constitutes an “excess parachute payment” under section 280G of the Code, said severance benefit or pay shall be reduced by the amount of the tax deduction disallowed to Employer as result of such excess parachute payment.
     25. Execution of Release. Any payment to Executive under paragraph 8 and/or 9 hereof shall be conditioned upon receipt by Westsound of an executed release of all claims against Westsound, in substantially the form as attached hereto as Exhibit A.

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     26. Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Westsound or to Executive at their last known address.
     27. Independent Legal Counsel. Executive acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.
     28. Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial single exercise of that right, shall constitute a waiver of that or any other right.
     29. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.
     30. Entire Agreement. This Agreement represents the entire agreement of the Parties. This Agreement supersedes any prior oral or written agreement between the Parties on the subject matter hereof. This Agreement may be superseded by another written agreement entered into between Executive and Westsound on mutually agreeable terms, provided such agreement expressly by its terms supersedes this Agreement. The offer by Westsound to enter into any such agreement, or the entering into such agreement, shall not be considered to have terminated this Agreement, triggering the payment of benefits under paragraph 8 hereof.
     31. Binding Effect. It is agreed that all covenants, terms and conditions of this Agreement shall extend, apply to and firmly bind the heirs, executors, administrators, assigns and successors in interest of the respective parties hereto as fully as the respective parties themselves are bound. It is specifically understood that in the event of Executive’s death prior to the full payment of any benefit to which he is entitled under this Agreement, such payment(s) shall be made to his spouse and/or heirs as the case may be.
     32. Compliance with Section 409A of the Code. Where required, the provisions of this Agreement are intended to comply with the requirements of Section 409A of the Code. Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted and administered in accordance with the requirements of section 409A of the Code.
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Keller Rohrback l.l.p. Suite 3200 1201 Third Avenue Seattle, Washington 98101-3052 (206) 623-1900

     IN WITNESS WHEREOF, the Parties have signed this Agreement on the 19 day of June, 2008.

WESTSOUND BANK

By:	/s/ Donald F. Cox Donald F. Cox	/s/ Terry A. Peterson TERRY A. PETERSON
Title: Chairman of the Board

WSB FINANCIAL GROUP, INC,

By:	/s/ Donald F. Cox

Donald F. Cox
Title: Chairman of the Board

Keller Rohrback l.l.p. Suite 3200 1201 Third Avenue Seattle, Washington 98101-3052 (206) 623-1900